EXHIBIT 99.1

For Immediate Release

For More Information:
Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Announces Formal Agreement

BEAUFORT, S.C., Aug. 28, 2009 – Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., today announced that CBC National Bank has signed a Formal Agreement with the Comptroller of the Currency that outlines strategies the bank will continue to employ to reduce credit risk, and improve its asset quality and earnings.

“In mid-2008, we recognized the severity of the economic and real estate market downturn, and nearly a year ago put in place strategic measures to address specific issues related to them,” said Michael G. Sanchez, chief executive officer. “We have significantly lessened our concentration of commercial real estate-related loans and have worked diligently to strengthen overall loan portfolio management, mitigate credit risk and improve asset quality. We formed a Special Assets Group in the fourth quarter of 2008 to work actively and aggressively with borrowers to resolve or restructure weak loans and, when necessary, to liquidate the collateral as quickly and profitably as possible. Our Special Assets Group has recovered almost 80 cents on the dollar of the original loan amount for Real Estate Owned (REO) sold during the first half of 2009.

“Our actions align closely with those called for in the Formal Agreement,” Sanchez continued, “and we already have made significant progress toward full compliance with them. We will work closely with our regulators to ensure that we resolve all the issues in the agreement.”

CBCO Announces Formal Agreement, page 2

Formal Agreements are designed to help banks improve asset quality and financial stability by reducing risk in lending portfolios and improving the quality of asset management. To ensure that banks successfully meet the milestones for improvement, these agreements are supported by increased oversight of boards of directors and compliance committees, as well as regular reporting to both state and federal regulators.

CBC National Bank’s Formal Agreement calls for the bank to reduce its level of credit risk, with particular emphasis on commercial real estate, improve the quality of individual assets in excess of $500,000, as well as its profitability, and for its Board to appoint a Compliance Committee to oversee and ensure compliance with the Formal Agreement.

In addition to the significant progress already made toward reducing credit risk and improving asset quality, the bank has also improved core profitability during the first half of 2009, while maintaining strong capital and liquidity positions. Its monthly net interest margin has expanded from 1.99% in December 2008 to 2.66% in July 2009, contributing to a 48% increase in monthly pre-provision net interest income during that period. In addition, at June 30, 2009, CBC National Bank had a total risk-based capital ratio of 14.07 percent and a Tier 1 risk-based capital ratio of 12.81 percent, which exceed the 10 percent and 6 percent respective thresholds for being classified as “well capitalized” by federal regulators. The company also continued to have ample liquidity, with $78 million in excess funding available from multiple sources at June 30, 2009.

“As we complete the recovery processes outlined by this agreement, we will continue to provide friendly, personalized community banking service to our customers and remain a good corporate citizen in the communities in which we operate,” said Sanchez.

CBCO Announces Formal Agreement, page 3

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $487.9 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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